Exhibit 99.1

Warrior Reports First Quarter 2026 Results

Blue Creek drives record sales volumes and margin expansion

Sales and production volumes grow by 38% and 55%, respectively

Full year outlook and guidance reaffirmed

BROOKWOOD, AL - April 30, 2026 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the first quarter of 2026. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported net income for the first quarter of 2026 of $72.3 million, or $1.37 per diluted share, an increase from a net loss of $8.2 million, or $0.16 per diluted share, in the first quarter of 2025. Adjusted EBITDA in the first quarter of 2026 was $143.4 million, a 263% increase from $39.5 million in the first quarter of 2025, reflecting the continued ramp-up in the profitability contribution from the Blue Creek mine and slightly improved steelmaking coal prices. Sales and production volumes were ahead of budget for the first quarter and remain on track with Warrior's outlook and guidance for the full year 2026.

First Quarter Highlights

•
Completed construction of the Blue Creek mine with a final investment of $66.1 million, bringing total project spending to $1,022.9 million;

•
Achieved record quarterly sales volumes of 3.0 million short tons of steelmaking coal; and

•
Reduced cash cost of sales (free-on-board port) per short ton by 14% to $96.17 from the year earlier period, driven primarily by the inherently lower cost structure of Blue Creek and a benefit from the Section 45X Advanced Manufacturing Production Tax Credit (the “45X Credit”).

“The first quarter marked a defining milestone for Warrior as we completed the final project spending for the development of our transformational Blue Creek mine, delivering the project ahead of schedule and fully in line with our capital expenditure guidance,” commented Walt Scheller, CEO of Warrior. “Blue Creek is already making a meaningful contribution to our financial performance with its volumes a key driver of record sales volume during the first quarter and its lower cost structure a critical foundation for our ability to expand margins and drive free cash flow despite continued challenging market conditions for steelmaking coal.

As trade restrictions with China persist and global supply continues to pressure pricing, especially in the High Vol A segment, India remains the key growth demand driver for steelmaking coal. The recent conflict in the Middle East adds additional uncertainty and potential inflationary pressures into the global markets. Importantly, we have the tools to drive continued value creation in this environment because we have been successfully executing a strategy enabling us to optimize production and control costs.

With our strong and low-cost assets now fully operational, and construction capital expenditures behind us, we are well positioned for the future,” Mr. Scheller concluded.

Operating Results

Sales volumes in the first quarter of 2026 were a record 3.0 million short tons compared to 2.2 million short tons in the first quarter of 2025, representing a 38% increase, driven primarily by sales of Blue Creek steelmaking coal.

The Company produced 3.5 million short tons of steelmaking coal in the first quarter of 2026, compared to 2.3 million short tons in the first quarter of 2025, representing a 55% increase. Inventory levels increased to 1.9 million short tons as of March 31, 2026, compared to 1.6 million short tons as of December 31, 2025.

Additional Financial Results

Total revenues were $458.6 million for the first quarter of 2026, which compares to total revenues of $299.9 million for the first quarter of 2025, reflecting the 38% increase in sales volumes combined with a 10% increase in the average net selling price. The average net selling price of the Company's steelmaking coal increased from $135.79 per short ton in the first quarter of 2025 to $149.39 per short ton in the first quarter of 2026. The average gross selling price realization was approximately 72% of the Platts Premium Low Vol (“PLV”) FOB Australian index price for the first quarter of 2026 compared to 83% for the first quarter of 2025. This result was primarily driven by a 17% higher sales mix of high-vol A steelmaking coal predominantly sold into the Pacific Basin at elevated freight rates and persistently low second tier price relativities compared to the PLV.

Cost of sales for the first quarter of 2026 were $290.4 million compared to $245.7 million for the first quarter of 2025. Cash cost of sales (free-on-board port) for the first quarter of 2026 were $288.7 million, or 64.4% of mining revenues, compared to $244.0 million, or 82.7% of mining revenues in the same period of 2025. Cash cost of sales (free-on-board port) per short ton decreased to $96.17 in the first quarter of 2026 from $112.35 in the first quarter of 2025. This was driven primarily by the sales mix of Blue Creek coal and its inherent lower cost structure and a benefit from the 45X Credit offset partially by higher steelmaking coal prices and their effect on Warrior's variable cost structure, primarily for wages, transportation and royalties.

Depreciation and depletion expenses for the first quarter of 2026 were $52.3 million, or 11.4% of total revenues and were higher than the same period last year of $45.3 million, or 15.1% of total revenues. This was primarily due to depreciation expense recognized on additional assets placed into service at Blue Creek and higher sales volumes.

Selling, general and administrative expenses for the first quarter of 2026 were $28.2 million, or 6.1% of total revenues, and were higher than the same period last year of $18.4 million due to higher employee-related expenses.

Net interest expense for the first quarter of 2026 were $584 thousand, which compares to net interest income in the prior year due to lower interest income on lower cash balances and lower earned rates of return combined with higher interest expense due to interest on new leased equipment.

Income tax expense was $6.4 million in the first quarter of 2026 on pre-tax income of $78.8 million compared to an income tax benefit of $6.0 million in the first quarter of 2025 on a pre-tax loss of $14.2 million.

Cash Flow and Liquidity

Cash used in operating activities in the first quarter of 2026 was $11.7 million, compared to cash generated from operations of $10.9 million in the first quarter of 2025. Net working capital, excluding cash, for the first quarter of 2026 increased by $145.8 million from the fourth quarter of 2025, primarily reflecting higher accounts receivable, higher inventories and lower accrued expenses. The higher accounts receivable were attributed to the increase in sales volume that was more weighted toward the end of the first quarter and higher steelmaking coal prices.

Cash used in investing activities for capital expenditures and mine development for the first quarter of 2026 was $57.4 million compared to $77.8 million in the first quarter of 2025. The first quarter of 2026 included $66.1 million of the final capital expenditures spent on the development of Blue Creek, which brings the total capital expenditures spent on the Blue Creek project to $1,022.9 million, which was in line with Warrior's guidance for the total project. Free cash flows in the first quarter of 2026 were negative $91.9 million compared to free cash flows of negative $68.4 million in the first quarter of 2025, primarily reflecting the project capital spending associated with the completion of the Blue Creek mine and the working capital impact of higher Blue Creek sales volumes.

Cash flows used in financing activities for the first quarter of 2026 were $28.1 million, primarily due to payments for taxes related to net share settlement of equity awards of $14.8 million, principal repayments of financing lease obligations of $8.6 million and payment of a regular quarterly dividend of $4.7 million.

The Company’s total liquidity as of March 31, 2026 was $363.7 million, consisting of cash and cash equivalents of $202.6 million, short-term investments of $20.6 million, which is net of $10.0 million posted as collateral and available liquidity under its ABL Facility of $140.5 million, net of outstanding letters of credit of $2.5 million.

Capital Allocation

On April 20, 2026, the Board declared a regular quarterly cash dividend of $0.08 per share, which the Company plans to distribute on May 7, 2026, to stockholders of record as of the close of business on May 1, 2026.

Company Outlook

The Company reaffirmed its guidance for the full year 2026. This guidance is subject to many risks that may impact performance, such as global trade and tariff uncertainties, market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements.

Coal sales	12.5 - 13.5 million short tons
Coal production	12.0 - 13.0 million short tons
Cash cost of sales (free-on-board port)	$95 - $110 per short ton
Capital expenditures for sustaining existing mines	$105 - $115 million
Capital expenditures for Blue Creek project	$50 - $75 million
Depreciation and depletion	$225 - $250 million
Selling, general and administrative expenses	$75 - $85 million
Interest expense	$20 - $25 million
Interest income	$3 - $8 million

Key factors that may affect the full year 2026 outlook include:

•
four planned longwall moves (two in Q2, one in Q3, one in Q4);
•
HCC index pricing, geography of sales and freight rates;
•
global trade and tariff policies;
•
exclusion of other non-recurring costs;
•
new labor contract; and
•
inflationary pressures.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures

This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call

The Company will hold a conference call to discuss its first quarter 2026 results today, April 30, 2026, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on April 30, 2026 until 6:30 p.m. ET on May 7, 2026. The replay will be available by calling: 1-855-669-9658 (domestic) or 1-412-317-0088 (international) and entering passcode 4252718.

About Warrior

Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2026 guidance, sales and production growth, ability to maintain cost structure, demand, pricing trends, management of liquidity, cash flows, expenses and expected capital expenditures, the Company's future ability to create value for stockholders, as well as statements regarding production, inflationary pressures, future production and profitability from Blue Creek, and the impact of Blue Creek on our results. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry, including the risk of a decline in the index price for premium low-vol steelmaking coal; the impacts of U.S. and international trade policies and tariffs; the impact of global pandemics, including the impact of any such pandemic on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war, the ongoing conflicts in the Middle East and actions between the United States and Venezuela; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017 and the One Big Beautiful Bill Act of 2025; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the performance of the Blue Creek longwall; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; including the expansion of the Company's met coal reserves through federal lease acquisition; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2025 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts

For Investors:

Dale W. Boyles, 205-554-6129

dale.boyles@warriormetcoal.com

For Media:

D'Andre Wright, 205-554-6131

dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended March 31,
	2026	2025
Revenues:
Sales	$448,469	$294,933
Other revenues	10,119	5,010
Total revenues	458,588	299,943
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	290,418	245,735
Cost of other revenues (exclusive of items shown separately below)	8,330	7,873
Depreciation and depletion	52,273	45,277
Selling, general and administrative	28,199	18,442
Total costs and expenses	379,220	317,327
Operating income (loss)	79,368	(17,384)
Interest expense	(3,171)	(2,107)
Interest income	2,587	5,293
Income before income tax expense (benefit)	78,784	(14,198)
Income tax expense (benefit)	6,443	(6,030)
Net income (loss)	$72,341	$(8,168)
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$1.37	$(0.16)
Net income (loss) per share—diluted	$1.37	$(0.16)
Weighted average number of shares outstanding—basic	52,724	52,464
Weighted average number of shares outstanding—diluted	52,760	52,464
Dividends per share:	$0.08	$0.08

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended March 31,
	2026	2025
Tons sold	3,002	2,172
Tons produced	3,498	2,254
Average net selling price	$149.39	$135.79
Cash cost of sales (free-on-board port) per short ton(2)	$96.17	$112.35
Cost of production %	64%	66%
Transportation and royalties %	39%	34%
Cash margin per ton(3)	$53.22	$23.44

(1) 1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2026	2025
Cost of sales	$290,418	$245,735
Asset retirement obligation accretion	(806)	(965)
Stock compensation expense	(917)	(742)
Cash cost of sales (free-on-board port)(2)	$288,695	$244,028

(2) Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.

(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2026	2025
Net income (loss)	$72,341	$(8,168)
Interest income, net	584	(3,185)
Income tax expense (benefit)	6,443	(6,030)
Depreciation and depletion	52,273	45,277
Asset retirement obligation accretion	1,112	1,331
Stock compensation expense	10,099	8,053
Other non-cash actuarial accretion	495	494
Non-cash mark-to-market loss on gas hedges	-	1,718
Business interruption	8	(2)
Adjusted EBITDA(4)	$143,355	$39,488
Adjusted EBITDA margin(5)	31.3%	13.2%
Adjusted EBITDA per short ton(6)	$47.75	$18.18

(4) Adjusted EBITDA is defined as net income (loss) before net interest income, net, income tax expense (benefit), depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, non-cash mark-to-market gain on gas hedges and business interruption expenses. Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

(6) Adjusted EBITDA per ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2026	2025
Net cash (used in) provided by operating activities	$(11,726)	$10,917
Purchases of property, plant and equipment and mine development costs	(80,129)	(79,347)
Free cash flow(7)	$(91,855)	$(68,430)
Free cash flow conversion(8)	(64.1)%	(173.3)%

(7) Free cash flow is defined as net cash (used in) provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.

(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended March 31,
	2026	2025
OPERATING ACTIVITIES:
Net income (loss)	$72,341	$(8,168)
Non-cash adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities	61,984	50,245
Changes in operating assets and liabilities:
Trade accounts receivable	(114,557)	(30,593)
Inventories, net	(15,608)	7,721
Prepaid expenses and other receivables	8,299	(5,965)
Accounts payable	3,294	15,438
Accrued expenses and other current liabilities	(27,234)	(18,435)
Other	(245)	674
Net cash (used in) provided by operating activities	(11,726)	10,917
INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(80,129)	(68,510)
Deferred mine development costs	-	(10,837)
Proceeds from investments	22,700	1,582
Net cash used in investing activities	(57,429)	(77,765)
FINANCING ACTIVITIES:
Dividends paid	(4,738)	(5,184)
Principal repayments of finance lease obligations	(8,636)	(3,894)
Proceeds from financing lease obligations	-	48,771
Payments for taxes related to net share settlement of equity awards	(14,771)	(9,384)
Net cash (used in) provided by financing activities	(28,145)	30,309
Net decrease in cash, cash equivalents and restricted cash	(97,300)	(36,539)
Cash, cash equivalents and restricted cash at beginning of period	307,849	499,132
Cash, cash equivalents and restricted cash at end of period	$210,549	$462,593

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Cash and cash equivalents	$202,598	$299,963
Short-term investments	30,641	53,252
Trade accounts receivable	296,148	181,591
Inventories, net	251,538	235,936
Prepaid expenses and other receivables	46,788	49,513
Total current assets	827,713	820,255
Restricted cash	7,951	7,886
Mineral interests, net	105,224	107,258
Property, plant and equipment, net	1,851,390	1,817,364
Deferred income taxes	2,898	2,947
Other long-term assets	28,348	28,089
Total assets	$2,823,524	$2,783,799
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$72,222	$66,077
Accrued expenses	117,156	131,881
Asset retirement obligations	5,473	5,473
Short-term financing lease liabilities	29,080	29,669
Federal coal lease obligations	8,844	8,844
Other current liabilities	5,168	15,077
Total current liabilities	237,943	257,021
Long-term debt	154,421	154,252
Asset retirement obligations	65,828	64,755
Black lung obligations	34,384	34,036
Long-term financing lease liabilities	50,476	54,492
Deferred income taxes	52,256	54,179
Federal coal lease obligations	23,679	23,679
Total liabilities	618,987	642,414
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 55,021,271 issued and 52,799,430 outstanding as of March 31, 2026; 54,791,997 issued and 52,570,156 outstanding as of December 31, 2025)	550	548
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of March 31, 2026 and December 31, 2025)	(50,576)	(50,576)
Additional paid in capital	296,035	300,710
Retained earnings	1,958,528	1,890,703
Total stockholders’ equity	2,204,537	2,141,385
Total liabilities and stockholders’ equity	$2,823,524	$2,783,799